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                                                                   EXHIBIT 5.1
                                                                     DRAFT

                              September __, 1998



Board of Directors
Virginia Capital Bancshares, Inc.
400 George Street
Fredericksburg, Virginia 22404

          Re: The offering of up to 13,965,600 shares of Virginia Capital Bancshares, Inc. Common Stock

Ladies and Gentlemen:

     You have requested our opinion concerning certain matters of Virginia law in connection with the conversion of Fredericksburg Savings and Loan Association, F.A. (the "Bank"), a federally-chartered savings and loan association, from the mutual form of ownership to a federally-chartered capital stock savings bank to be named Fredericksburg Savings Bank (the "Conversion"), and the related subscription offering, community offering and syndicated community offering (the "Offerings") by Virginia Capital Bancshares, Inc., a Virginia corporation (the "Company"), of up to 12,144,000 shares of its common stock, par value $.01 per share ("Common Stock"), (13,965,600 shares if the Estimated Valuation Range is increased up to 15% to reflect changes in market and financial conditions following commencement of the Offerings) and the issuance of 971,520 shares to Fredericksburg Savings Charitable Foundation (the "Foundation"), a privately-owned charitable foundation formed by the Company, (1,117,248 shares if the estimated value range is increased up to 15% to reflect changes in market and financial conditions following commencement of the Offerings).

     In connection with your request for our opinion, you have provided to us and we have reviewed the Company's articles of incorporation filed with the State Corporation Commission of Virginia on September 4, 1998 (the "Articles of Incorporation"); the Company's Bylaws; the Company's Registration Statement on Form S-1, as filed with the Securities and Exchange Commission initially on September 11, 1998 (the "Registration Statement"); a consent of the sole incorporator of the Company; the gift instrument whereby shares will be granted to the Foundation; the ESOP trust agreement and the ESOP loan agreement; resolutions of the Board of Directors of the Company (the "Board") concerning the organization of the Company, the Offerings and designation of a Pricing Committee of the Board, and the form of stock certificate approved by the Board to represent shares of Common Stock. We have also been furnished a certificate of the State Corporation Commission of Virginia certifying the Company's good standing as a Virginia corporation. Capitalized terms used but not defined herein shall have the meaning given them in the Articles of Incorporation.
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Board of Directors
Virginia Capital Bancshares, Inc.
September __, 1998
Page 2


     We understand that the Company will loan to the trust for the Bank's Employee Stock Ownership Plan (the "ESOP") the funds the ESOP Trust will use to purchase shares of Common Stock for which the ESOP Trust subscribes pursuant to the Offerings and for purposes of rendering the opinion set forth in paragraph 2 below, we assume that: (a) the Board of Directors of the Company has duly authorized the loan to the ESOP Trust (the "Loan"); (b) the ESOP serves a valid corporate purpose for the Company; (c) the Loan will be made at an interest rate and on other terms that are fair to the Company; (d) the terms of the Loan will be set forth in customary and appropriate documents including, without limitation, a promissory note representing the indebtedness of the ESOP Trust to the Company as a result of the Loan; and (e) the closing for the Loan and for the sale of Common Stock to the ESOP Trust will be held after the closing for the sale of the other shares of Common Stock sold in the Offerings and the receipt by the Company of the proceeds thereof.

     Based upon and subject to the foregoing, and limited in all respects to matters of Virginia law, it is our opinion that:

     1. Upon the due adoption by the Pricing Committee of a resolution fixing the number of shares of Common Stock to be sold in the Offerings, the Common Stock to be issued in the Offerings (including the shares to be issued to the ESOP Trust) and the shares to be granted to a charitable foundation to be established by the Company in connection with the Conversion will be duly authorized and, when such shares are sold and paid for or granted (in the case of the Foundation) in accordance with the terms set forth in the Prospectus and such resolution of the Pricing Committee, and certificates representing such shares in the form provided to us are duly and properly issued, will be validly issued, fully paid and nonassessable.

     The following provisions of the Articles of Incorporation may not be given effect by a court applying Virginia law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:

     1. (a) Subsections D.3 and D.6 of Article FOURTH and Section D of Article EIGHTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection D.4 of Article FOURTH, to the extent that subsection obligates any person to provide to the Board the information such subsection authorizes the Board to demand, subsection D.1 of Article FOURTH, to the extent that subsection limits the amount of shares of Common Stock a stockholder may vote, and the provision of Subsection D.7 of Article EIGHTH empowering the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested Stockholder, in each case to the extent,
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Board of Directors
Virginia Capital Bancshares, Inc.
September __, 1998
Page 3


               if any, that a court applying Virginia law were to impose equitable limitations upon such authority; and

          (b) Article NINTH, which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

     We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 and the Form AC and to the use of the name of our firm where it appears in the Registration Statement, Form AC and Prospectus.

                                    Very truly yours,



                                    MULDOON, MURPHY & FAUCETTE